UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2011

CommerceTel Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-53851	26-3439095
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

8929 Aero Drive, Suite E
San Diego, CA 92123
 (Address of principal executive offices) (zip code)

(866)622-4261
 (Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Copies to:
Louis A. Brilleman, Esq.
1140 Avenue of the Americas, 9th Floor
New York, New York 10036
Phone: (212) 584-7805
Fax: (646) 380-6899

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 9, 2011, CommerceTel Corporation (the “Company”) completed the transactions contemplated under an asset purchase agreement dated June 9, 2011 (the “Agreement”) with Digimark, LLC (“Digimark”) to acquire substantially all of the assets of its BoomText interactive mobile marketing services business.  The transaction was effective as of August 1, 2010.  In accordance with the terms of the Agreement, as amended, the purchase price for the acquisition consists of the following components:

•	519,540 shares of our common stock issued at closing;

•	$119,392 in cash paid at closing;

•
A secured subordinated promissory note in the principal amount of $175,000 issued by the Company’s wholly owned subsidiary, CommerceTel, Inc.  This note earns interest at 6.25% per annum; is payable in full on March 31, 2012; is secured by all of the assets of CommerceTel, Inc.; and is subordinated to the Company’s obligations under its outstanding 10% Senior Secured Convertible Bridge Notes Due November 3, 2011;

•
An unsecured subordinated promissory note in the principal amount of $194,658 issued by CommerceTel, Inc.  This note does not bear interest; is payable in installments (varying in amount) from August 2011 through October 2012; and is subordinated to the Company’s obligations under its outstanding 10% Senior Secured Convertible Bridge Notes Due November 3, 2011; and

•
An earn-out payment (payable 20 months after closing of the transaction) of a number of shares of common stock of the Company equal to (a) 1.5, multiplied by the Company’s net revenue from acquired customers and customer prospects for the twelve-month period beginning six months after the closing date, divided by (b) the average of the volume-weighted average trading prices of our common stock for the 25 trading days immediately preceding the earn-out payment (subject to a collar of $1.49 and $2.01 per share).

The purchase price is subject to adjustment based on the amount of realizable net working capital (cash and collected accounts receivable, minus assumed liabilities) the Company acquired in the transaction.

The Company also assumed an office lease obligation and certain of Digimark’s accounts payable.

For one year following the closing of the transaction, 50% of the shares of common stock issued to Digimark at closing will be held in escrow as security for its indemnification obligations in the transaction.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosures under Item 2.01 respecting the issuance of shares of common stock of the Company (the “Common Stock”) are herein incorporated by reference.

From March through August 15, 2011, the Company issued an aggregate of 655,324 shares of Common Stock and four-year warrants to purchase an additional 655,324 shares of Common Stock at an exercise price of $2.00 per share (the “Warrants”) in a private offering of units to accredited investors (the “Offering”).  Each unit was sold at $1.50 and consisted of one share of Common Stock and one Warrant.  In connection with the Offering, the Company paid sales commissions of $21,800.

All shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) thereunder, as they were issued in reliance on the recipients’ representations that they were accredited (as such term is defined in Regulation D), without general solicitation and represented by certificates that were imprinted with a restrictive legend.  In addition, the recipients were provided with sufficient access to Company information.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

To be filed by amendment within 71 days after the due date of this report.

(b)          Pro forma financial information.

To be filed by amendment within 71 days after the due date of this report.

(c)           Exhibits

4.1 4.2 10.1 10.2 10.3

Form of Secured Subordinated Promissory Note
Form of Unsecured Subordinated Promissory Note
Asset Purchase Agreement dated June 9, 2011
Amendment No. 1 dated July 8, 2011 to Asset Purchase Agreement
Amendment No. 2 dated as of August 1, 2011 to Asset Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCETEL CORPORATION

August 15, 2011	By:	/s/ Matthew Szot Matthew Szot Chief Financial Officer